UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2009

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of

Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 9, 2009, D. James Bidzos informed the Board of Directors (the “Board”) of VeriSign, Inc. (the “Company”) that he will resign from his position as President on an interim basis on January 14, 2009, which is the date that Mark D. McLaughlin commences employment at the Company as President and Chief Operating Officer. Mr. Bidzos, who was appointed on June 30, 2008 as Executive Chairman, President and Chief Executive Officer, on an interim basis, will continue to serve as Executive Chairman and Chief Executive Officer on an interim basis.

(c) On January 9, 2009, the Board appointed Mark D. McLaughlin as the Company’s President and Chief Operating Officer. Mr. McLaughlin, 43, has been providing consulting services to the Company since November 1, 2008. From January 2007 through November 2007, he served as the Company’s Executive Vice President, Products and Marketing. From May 2006 to January 2007, he served as Executive Vice President and General Manager, Information Services. From December 2004 to May 2006, he served as Senior Vice President and General Manager, Information Services. From November 2003 through December 2004, Mr. McLaughlin was Senior Vice President and Deputy General Manager of Information Services. From 2002 to 2003, he served as Vice President, Corporate Business Development and from 2000 to 2001 he was Vice President, General Manager of VeriSign Payment Services. Prior to joining the Company, Mr. McLaughlin was the Vice President, Business Development of Signio, an Internet payment company acquired by the Company in February 2000.

The Compensation Committee of the Company approved the following compensation package for Mr. McLaughlin in his capacity as the Company’s President and Chief Operating Officer: (a) a cash salary of $500,000 per annum, (b) eligibility for an annual bonus of 75% of his base salary; (c) a grant of stock options to purchase 152,000 shares of Common Stock of the Company, with 25% of such options becoming exercisable one year from the date of grant and 6.25% of the total options becoming exercisable each quarter thereafter until all options are fully vested, subject to Mr. McLaughlin continuing to be employed by the Company; and (d) a grant of 61,000 restricted stock units, which will vest annually over a four-year period from the date of the grant, subject to Mr. McLaughlin continuing to be employed by the Company. The stock options and restricted stock units were granted pursuant to the Company’s 2006 Equity Incentive Plan and have a grant date of January 14, 2009.

Mr. McLaughlin will be eligible to receive severance of (a) 12 months annual base salary; (b) annual bonus at target, prorated to the date of separation; (c) health and life insurance benefits for 12 months; (d) access to outplacement services for six months; (e) acceleration of 25% of any in-the-money unvested stock options; and (f) acceleration of 25% of any unvested restricted stock units if (i) the Company terminates his employment without “cause” (as such term is defined in the Company’s Change-in-Control and Retention Agreement for VeriSign Section 16 Executive Officers (the “CIC Agreement”)) at any time on or before July 1, 2010; or (ii) if Mr. McLaughlin resigns for “good reason” (as such term is defined in the CIC Agreement) on or before July 1, 2010; or (iii) Mr. McLaughlin resigns as President and Chief Operating Officer and leaves the Company for any reason on July 1, 2010. In return for such severance, Mr. McLaughlin will be subject to certain confidentiality, non-solicitation, non-compete and non-disparagement agreements and will reasonably cooperate on legal matters to which the Company is a party. Mr. McLaughlin also is eligible to enter into the CIC Agreement that was previously approved by the Compensation Committee of the Company in August 2007. The form of CIC Agreement was filed on Current Report on Form 8-K on August 30, 2007 and incorporated by reference as Exhibit 10.49 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Mr. McLaughlin has been providing consulting services to the Company since November 1, 2008 and received cash payments of $60,000 per month. Mr. McLaughlin’s consulting arrangements with the Company terminated effective January 13, 2009.

In connection with Mr. McLaughlin’s resignation on December 1, 2007, VeriSign entered into a Separation and General Release Agreement (the “Agreement”) with Mr. McLaughlin, effective December 8, 2007. Pursuant to the terms of the Agreement, Mr. McLaughlin (a) provided consulting services to VeriSign from December 2, 2007 to December 1, 2008 and received an aggregate of $60,000 for such services; (b) received accelerated vesting of 19,811 shares subject to outstanding stock options with a weighted average exercise price of approximately $22.54 per share and (c) was paid a bonus for 2007 of $145,800. Mr. McLaughlin received $234,941 to compensate him for his election as of December 31, 2006 to increase the exercise price of certain of VeriSign stock options (“Affected Options”) in order to avoid unfavorable tax consequences under Section 409A of the Internal Revenue Code (the “Code”) as well as to reimburse him (on a fully grossed-up basis) for the estimated amount of tax owed in connection with his exercise in 2006 of certain Affected Options. In addition, Mr. McLaughlin executed a release in favor of VeriSign and agreed not to solicit VeriSign’s employees, consultants and employees for 12 months after his resignation date.

A copy of the press release announcing the changes to the management team is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.01	Offer Letter from VeriSign, Inc. to Mark D. McLaughlin dated January 9, 2009.

99.1	Press Release by VeriSign, Inc. dated January 14, 2009, announcing changes to the management team.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: January 14, 2009	By:	/s/ Richard H. Goshorn
	Name:	Richard H. Goshorn
	Title:	Senior Vice President, General Counsel and Secretary